Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-02736 and 333-40293 on Form S-8, of our report dated January 30, 2003, relating to the consolidated financial statements of Southern Peru Copper Corporation and subsidiaries as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the application of procedures relating to certain reclassifications of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations).

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

New York, New York

March 10, 2004